Exhibit 99.1

AFFYMAX APPOINTS KARIN L. WALKER AS VICE PRESIDENT
OF FINANCE AND CHIEF ACCOUNTING OFFICER

Palo Alto, Calif., October 2, 2012 — Affymax, Inc. (Nasdaq: AFFY) today announced that it has appointed Karin L. Walker, CPA, as vice president of finance and chief accounting officer.  Ms. Walker has over two decades of financial management experience, including in the biotechnology and pharmaceutical industries.  In this newly created position, Ms. Walker will report to Herb Cross, Affymax’s chief financial officer, and will be responsible for the strategic and operational leadership of the finance function and accounting activities.

“Karin is a senior finance executive with broad experience in financial leadership roles in both public and private companies,” said Herb Cross, chief financial officer of Affymax. “Her demonstrated capabilities in building and leading high-performing teams to support growing companies will be a tremendous asset to the company as we continue to expand our commercial presence and grow OMONTYS sales.”

Prior to joining Affymax, Ms. Walker served as vice president of finance and corporate controller at Amyris Inc., overseeing all accounting functions during the biotechnology company’s transition from a development-stage company to a commercial organization.  Before joining Amyris in 2009, Ms. Walker was the vice president of finance and corporate controller for CV Therapeutics, a biopharmaceutical company, where she built a robust finance function to support corporate growth and a number of complex transactions and strategic initiatives. Ms. Walker has also served in senior financial leadership roles at companies such as Knight Ridder Digital, Accellion and Niku Corporation.  She earned a B.S. degree in business from the California State Polytechnic University, San Luis Obispo and is a certified public accountant (CPA).

About Affymax, Inc.

Affymax, Inc. is a biopharmaceutical company based in Palo Alto, California. Affymax’s mission is to discover, develop and deliver innovative therapies that improve the lives of patients with kidney disease and other serious and often life-threatening illnesses.

The company’s first marketed product, OMONTYS® (peginesatide) Injection, was approved by the U.S. Food and Drug Administration (FDA) in March 2012. For additional information, please visit www.affymax.com.

Corporate Contact:

Affymax, Inc.

Sylvia Wheeler

Vice President, Corporate Communications

650-812-8861